Exhibit (q4)

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Global Select Opportunities Fund Inc. (the “Fund”) hereby certifies that the Board of Directors of the Fund duly adopted the following resolution on December 12, 2013:

RESOLVED, that the Directors and Officers who may be required to execute any amendments to the Fund’s registration statement (the “Registration Statement”) hereby approve and authorize the use of the Powers of Attorney appointing Alan Goodson, Megan Kennedy, Jennifer Nichols, and Lucia Sitar as attorneys-in-fact for the purpose of signing and filing on behalf of the Fund its Registration Statement and any amendments thereto under the Securities Act of 1933 and the 1940 Act with the SEC, and the attorneys-in-fact listed in such Powers of Attorney are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

Dated: December 20, 2013

/s/ Julie A. Tedesco
Julie A. Tedesco
Secretary